UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to §240.14a-12

AMERICAN CENTURY MUNICIPAL TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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New York Tax-Free Fund Proxy Proposal

American Century Investments® is proposing to change the diversification status of the New York Tax-Free Fund from diversified to non-diversified.

The Advisor believes the current designation creates a limitation on fund management given the current nature of the New York market. The change in designation will allow the Fund to continue to invest in additional issues of tax-exempt securities from various state and local authorities, alleviate potential concerns about the Fund’s ability to remain fully invested in the event of significant cash flows, and maintain a competitive yield and total return.

Investors in the New York Tax-Free Fund as of September 26, 2009, are eligible to vote on the proposal and will receive detailed proxy statement in mid October, 2009. After much consideration, the Board of Trustees has unanimously voted to recommend that investors approve the proposal. If you are eligible, we encourage you to vote as soon as possible.

What is the difference between diversified and non-diversified?

The difference has to do with portfolio construction, specifically, the maximum level of exposure to a single issuer of securities.

What else do I need to know?

The shareholder meeting is scheduled for November 12, 2009.  It is anticipated that the change of designation would be effective immediately after the shareholder meeting.

American Century Municipal Trust has filed a proxy statement with the U.S. Securities and Exchange Commission (SEC).  Investors are urged to read this document because it contains important information including information about the participants in the solicitation and their interests. You can obtain this document free of charge at the SEC Web site (www.sec.gov).  In addition, the proxy statement filed with the SEC by American Century Investments is available free of charge by calling 1-800-345-2021.